
Montgomery Mine
Magnetic Declination
17° E
SCALE 1:96000
0 1 2 3 4 MILES
0 1000 2000 3000 4000 5000 6000 7000 YARDS
0 1 2 3 4 5 6 KILOMETERS

Name: HALL MT
Date: 11/4/2007
Scale: 1 inch equals 1.515 miles

Location: 11 0545668 E 5418652 N NAD 83
Caption: Montgomery Mine, Boundary County